Lapis Technologies Announces the Acquisition of 47.5% of Micronet Ltd, Becoming a Controlling Party

Emerson, NJ – (Sep 13, 2012) –

•	Six Months Results of Micronet are $14.4 million Revenue and $3.4 million Net Income
•	80% of Micronet’s Revenues are Generated in the United States

Lapis Technologies, Inc. (OTCQB: LPST), a provider of computer-based aerospace and defense technologies and solutions, announced today that on September 7, 2012, the Company acquired 47.5% of the issued and outstanding shares of Micronet Ltd. an Israeli corporation listed on the Tel Aviv stock exchange (TASE: MCRNL) . As a result of the Transaction, Lapis has become the largest shareholder of Micronet and effectively the controlling shareholder.

Micronet is a developer, manufacturer and seller of ruggedized computer-based platforms designed for integration into fleet management and mobile workforce management solutions under severe environments. Its solutions facilitate mobile workforce productivity, enable corporate efficiency, and enhance customer service. Micronet's OEM products are implemented internationally and recognized for their ingenuity, competitive pricing and service excellence. With over 300,000 units sold, Micronet’s customers are leading Fleet management / Mobile Resource Management (MRM) solution and service providers, who require high quality, versatile and innovative hardware platforms that are fully programmable, for independent application development and system integration. Micronet operates a modern manufacturing facility, ISO 9001-2008 certified.

Micronet Ltd reported $14.4 million revenue for the first six months of 2012, growing from $3.8 million for the similar period of 2011.

David Lucatz, CEO of Lapis, said, “We are very pleased to announce this acquisition. There are tremendous synergies between the two companies which will enable us to grow on a global basis. We believe we can leverage our capabilities in two rapidly growing niche areas: the high tech defense systems market and the ruggedized computer systems sector designed to improve efficiency of highly complex logistics. With our joint venture in India, which has the fastest growing defense budget in the world, Lapis is well positioned to continue to leverage our Israeli high tech capabilities for new applications and new markets.”

Following the closing, Mr. Lucatz became a member of Micronet’s Board of Directors.

About Lapis Technologies, Inc.

Lapis Technologies, Inc. (OTCQB: LPST) is focused on becoming a major force in the special purpose computer and computer technologies for the military and special purpose field computers for logistics and operations. The Company’s wholly owned subsidiary, Enertec Systems 2001 Ltd. (“Enertec”) is an Israeli-based developer, manufacturer and provider of military and airborne systems, missiles command and control systems, simulators, automatic test equipment (ATE) and sophisticated power supplies, converters and other power conversion products. Lapis Technologies’ operations are located in Israel and serve leading Israeli defense integrators in the market for both local Israeli and worldwide sales. Lapis Technologies is currently engaged in the formation of a new joint venture with a leading Indian industrial group for the formation of a manufacturing and marketing platform in India of products based on Enertec’s aerospace and defense technology and expertise. For more information online please visit: www.enertec.co.il.

Lapis Technologies, Inc. Forward-looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. More detailed information about the risk factors affecting Lapis Technologies’ performance is contained in Lapis Technologies’ Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 30, 2012, which is available on the SEC’s website, www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analyses only as of the date hereof. Lapis Technologies neither intends to, nor assumes any obligation to, update or revise these forward-looking statements in light of developments that differ from those anticipated.

Contact Information

Company Contacts – Investor Relations:

Leslie Wolf-Creutzfeldt

Grayling

Phone: +1 646-284-9472

Email: leslie.wolf-creutzfeldt@grayling.com

Dina Shir

Lapis Technologies, Inc

Phone: +972-544-652806

Email: dina@dl-capital.com